EXHIBIT 99.1

Vision-Sciences, Inc. Unveils New Video-Based Advanced Endoscopes for Use With Its New EndoSheath Technology At World's Largest Gathering of Ear, Nose and Throat Physicians

USA Otolaryngology Conference is Site for Ground-Breaking Videoscope System Launch

WASHINGTON, Sept. 17, 2007 (PRIME NEWSWIRE) -- Vision-Sciences, Inc. (Nasdaq:VSCI) ("Vision-Sciences" or the "Company") announced today that it has unveiled its recently FDA-cleared, video-based flexible endoscopes at the American Academy of Otolaryngology -- Head and Neck Surgery Foundation Annual Meeting & OTO EXPO ("AAO-HNSF") September 16 - 19th in Washington D.C.

The Academy includes more than 12,000 otolaryngologists, physicians and surgeons from over 75 countries and all 50 states who diagnose and treat disorders of the Ear, Nose, and Throat anatomy, as well as related structures of the head and neck. These treatments include swallowing disorders (Dysphagia), sinusitis, hoarseness, chronic cough, sleep apnea, gastroesophageal reflux disease (GERD), Barrett's disease and head and neck cancer.

The ENT (Ear, Nose and Throat) and TNE (Transnasal Esophagoscopy) videoscopes are the first two in the series of uniquely advanced digital endoscopy platforms to be launched. The ENT-5000 and TNE-5000 scopes are made with a built-in LED light source, eliminating the need for a separate camera head and light cable.

The ENT-5000 flexible video laryngoscope is inserted in the nose down to the throat, providing detailed, vivid images of the internal structures of the nasal cavity, vocal folds, larynx and other areas of the throat. The TNE-5000 flexible video transnasal esophagoscope allows for visualization and diagnosis further down to the esophagus and stomach. These lightweight videoscopes facilitate diagnostic and therapeutic procedures without general anesthesia or intravenous sedation. During the procedure, the patient's comfort is enhanced by the scope's use of the smallest diameter insertion tube known to date. The tip of the insertion tube contains a high resolution, tiny CCD (charge coupled device) based camera, offering a sharp, high definition, vibrant full screen image.

Both videoscopes employ the Company's proprietary Slide-On(r) EndoSheath(r) Technology that eliminates the need for elaborate high-level disinfection between procedures, providing rapid equipment turnover, limiting capital investment for additional scope inventory, reducing exposure to toxic chemicals, and dramatically lowering repair and maintenance costs.

The Company has successfully completed viral microorganism "barrier testing" per FDA guidance for the videoscope EndoSheath(r) Technology, proving that the EndoSheath(r) barrier is effective against microorganisms as small as 27 nanometers -- the FDA's benchmark for barriers. All other microorganisms dangerous to humans such as the AIDS (80-120 nanometers), Hepatitis-C (30-60 nanometers) or Herpes Simplex Virus (150-200 nanometers) are significantly larger. Vision-Sciences has successfully performed barrier testing on the complete line of EndoSheath(r) products and remains focused on delivering the best in endoscopy infection control, specifically designed for a demanding health care environment.

"The ENT specialty was the first to truly understand and benefit from the advantages of the EndoSheath(r) Technology," stated Mr. Ron Hadani, CEO of Vision-Sciences. "We believe that the specialty is now ready to advance to a compelling, high-performance video endoscopy and EndoSheath(r) option."

During the first three days of the AAO Conference the Company will sponsor live transnasal esophagoscopy procedures performed by a distinguished panel of leading otolaryngologists using the new TNE-5000 Esophagoscope and EndoSheath(r) Technology. The panel includes:

 * Jonathan E. Aviv, M.D., Professor of Otolaryngology-Head and Neck
   Surgery at Columbia University Medical Center, New York-Presbyterian
   Hospital;
 * Peter C. Belafsky, M.D., M.P.H., Ph.D., Director, Center for Voice
   and Swallowing, Department of Otolaryngology, University of
   California, Davis;
 * Steven Bielamowicz, M.D., Professor and Chief, Division of
   Otolaryngology, The George Washington University;
 * Jamie A. Koufman, M.D., F.A.C.S. Director, Voice Institute of New
   York, New York Otolaryngology Group;
 * Gregory N. Postma, M.D., Professor, Department of Otolaryngology,
   Medical College of Georgia, Augusta, GA.

"Along with more than 165 scientific research sessions, 200 scientific posters and the 400 instruction hours offered at this conference," states Mr. Carlos Babini, Executive Vice President of Vision-Sciences, "we are most pleased that physicians who are here from all over the world can also attend the Company-sponsored live event and fundamentally appreciate how this enabling technology provides the best possible visualization of the anatomy combined with the efficiency and sterility of the EndoSheath(r) line."

The Company's state-of-the-art line of fiberoptic flexible laryngoscopes and esophagoscopes will be promoted at the exhibit session by distribution partner Medtronic ENT, which exclusively sells the ENT EndoSheath(r) product line as well as Vision-Sciences' ENT fiberscopes. "We are delighted with our Medtronic ENT relationship and look forward to continue to work with them as we usher in this new exciting era," stated Mr. Hadani. "We are well positioned to transform the ENT community to video-based endoscopy with meaningful integration of enabling technology that can only facilitate quality healthcare."

About Vision-Sciences:

Vision-Sciences, Inc. (Nasdaq:VSCI) develops, manufactures and markets unique flexible endoscopic products for the urology, gastroenterology and the ENT markets, utilizing the proprietary sterile disposable EndoSheath(r) Technology. This technology provides quick and efficient equipment turnover, and ensures the patient a sterile, contaminant-free endoscope insertion.

The Vision-Sciences, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3876

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" "enables" or "plans" to be uncertain and forward-looking. Vision-Sciences assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

CONTACT:  Vision-Sciences, Inc.
          Christian Escobar, Marketing Manager
          845-365-0600